Exhibit 99.1

BP Prudhoe Bay Royalty Trust Announces No Unit Payment for the Second Quarter of 2025 and Update on NYSE Delisting

HOUSTON, TX, July 1, 2025: BP Prudhoe Bay Royalty Trust (NYSE: BPT) announced that Unit holders of record on July 15, 2025 will not receive a dividend payment for the quarter ended June 30, 2025. As provided in the Trust Agreement, a quarterly royalty payment by Hilcorp North Slope, LLC to the Trust is the sum of the individual revenues attributed to the Trust as calculated each day during the quarter. The amount of revenue is determined by multiplying Royalty Production for each day in the calendar quarter by the Per Barrel Royalty for that day. Pursuant to the Trust Agreement, the Per Barrel Royalty for any day is the WTI Price for the day less the sum of (i) Chargeable Costs multiplied by the Cost Adjustment Factor and (ii) Production Taxes.

For the three months ended June 30, 2025, the Per Barrel Royalty was calculated based on the following information:

Average WTI Price	$63.95
Average Adjusted Chargeable Costs	$99.63
Average Production Taxes	$2.15
Average Per Barrel Royalty	$(37.83)
Average Net Production (mb/d)	63.3

The average daily closing WTI price was below the “break-even” price for the quarter, resulting in a negative value for the payment calculation for the quarter. However, as provided in the Trust Agreement, the payment with respect to the Royalty Interest for any calendar quarter may not be less than zero.

As previously disclosed, the Trust terminated at 11:59 PM on December 31, 2024, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), has commenced the process of winding up the affairs of the Trust. The Trustee cannot predict when the wind-up of the Trust will be completed.

Delisting from NYSE

The Trust also announced that on June 30, 2025, that it had received notification from the New York Stock Exchange (“NYSE”) of its determination to suspend trading of the Trust’s units of beneficial interest (the “Units”), effective as of the close of trading on June 30, 2025, and to initiate proceedings to delist the Units. The determination to commence the delisting proceeding results from the Trust’s inability to satisfy the continued listing compliance standards set forth under Rule 802.01C of the NYSE Listed Company Manual because the average closing price of the Units fell below $1.00 over a 30 consecutive trading-day period that ended on December 30, 2024, and the Trust was unable to regain compliance with the applicable standards within a cure period that concluded on June 30, 2025.

As a result of the suspension, the Units began trading on July 1, 2025, under the symbol “BPPTU” on the Pink Limited Market (“OTC Pink”), which is operated by OTC Markets Group, Inc. To be quoted on OTC Pink, a market maker must sponsor the security and comply with SEC Rule 15c2-11 before it can initiate a quote in a specific security. OTC Pink is a significantly more limited market than the NYSE, and the quotation of the Units on OTC Pink may result in a less liquid market available for existing and potential unitholders and could further depress the trading price of the Units. There is no assurance that an active market in the Units will develop on OTC Pink.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release are subject to a number of risks and uncertainties beyond the control of the Trust. These forward-looking statements include the Trust’s expectations regarding the timing of the transition of the quotation of the Units to OTC Pink, expectations regarding the trading of the Units on OTC Pink and the Trust asset sale process. Descriptions of some of the risks that could affect the future performance of the Trust appear in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, the Trust’s subsequent Quarterly Reports on Form 10-Q, and the Trust’s other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov. The Trustee undertakes no obligation to update forward-looking statements after the date of this report, except as required by law, and all such forward-looking statements in this report are qualified in their entirety by the preceding cautionary statements.

Contact:

Elaina Rodgers

Vice President

The Bank of New York Mellon Trust Company, N.A.

713-483-6020